EXHIBIT 11

                      MBIA INC. AND SUBSIDIARIES

          COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

                 (In thousands except per share amounts)

                               Three months ended      Six months ended
                                    June 30                June 30
                               -----------------     --------------------
                                 1995     1994         1995        1994
                               -------   -------     --------    --------
Net income                     $67,307   $64,951     $133,313    $130,692
                               =======   =======     ========    ========

Fully diluted shares:

 Average number of common
  shares outstanding            41,705    41,684       41,667      41,701

 Assumed exercise of dilutive
  stock options                    502       414          515         416
                               -------   -------      --------   --------
                                42,207    42,098        42,182     42,117
                               =======   =======      ========   ========

Earnings per share assuming
 full dilution                   $1.59     $1.54         $3.16      $3.10
                               =======   =======      ========   ========